Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
February 26, 2008	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC.

NEW YORK, NEW YORK

SWANK, INC. REPORTS NET SALES AND NET INCOME

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007

NEW YORK, February 26, 2008 -- John Tulin, Chairman and Chief Executive Officer of SWANK, INC., (OTC:SNKI), today reported net sales and net income for the Company’s quarter and year ended December 31, 2007:

(In thousands except shares and per share)
	Three months		Year
	Ended December 31		Ended December 31
	2007	2006	2007	2006

Net sales	$ 43,094	$ 37,273	$ 128,615	$ 119,059

Income before income tax	$ 5,827	$ 5,607	$ 8,529	$ 9,786

Net income	$ 3,453	$ 9,894	$ 4,947	$ 13,989

Share and per share information:

Basic
Weighted average common shares outstanding	6,057,068	6,074,699	6,070,708	5,883,219
Basic net income per share	$ .57	$ 1.63	$ .81	$ 2.38

Fully diluted
Weighted average common shares outstanding	6,058,290	6,082,025	6,072,073	5,938,345
Fully diluted net income per share	$ .57	$ 1.63	$ .81	$ 2.36

Net income for the quarter ending December 31, 2007 was $3,453,000 compared to net income of $9,894,000 for the corresponding quarter last year. For the 12-month period ending December 31, 2007, net income was $4,947,000 compared to net income of $13,989,000 last year. Income before income taxes for the Company’s fourth quarter was $5,827,000 compared to $5,607,000 last year and for the 12-month period was $8,529,000 compared to $9,786,000 in 2006.

During the quarter ended December 31, 2006, the Company recorded a non-recurring income tax benefit of approximately $5,000,000 resulting from the reversal of a valuation allowance which had been recorded in a previous year against the Company’s net deferred tax asset. In addition, the Company recorded no income tax provision during most of 2006 due to net operating loss carryforwards that were not fully utilized until late in the year. The Company recorded an income tax provision throughout 2007 at approximately statutory rates in the amount of $3,582,000. The difference between the income tax provision recorded during the 12 months ended December 31, 2007 and the income tax benefit recorded during the prior year accounted for $7,785,000 of the overall decrease in net income for 2007.

Commenting on the results for the quarter and fiscal year, John Tulin, Chairman and Chief Executive Officer said, “We are particularly pleased with our fourth quarter results, which we achieved despite an increasingly difficult economy that resulted in a challenging holiday season for most retailers compared to last year. The difficult retail environment took a toll on margin, however, as we aggressively sought to maintain market share during the second half of 2007. This led to a decline in gross profit as a percentage of net sales for both the quarter and year relative to 2006. We recently added a senior sourcing executive to work more closely with our excellent network of global sourcing partners in an effort to improve margins, shorten lead times, and become more responsive to the rapid changes in the retail landscape. We will continue to closely monitor our progress in this area during 2008 with the goal of enhancing the efficiency of our supply chain as the requirements of our various businesses grow more diverse, complex, and rapidly changing.”

Mr. Tulin continued, “We are especially pleased with the performance of our Tumi luxury merchandise collection which began shipping during the third quarter. We believe that Tumi can serve as an effective complement to our higher-margin jewelry business, which is somewhat more sensitive to changing fashion trends than other classifications. As we enter 2008, the economy and general business conditions remain uncertain and we are planning accordingly. Our focus this year will be on improving the profitability of our existing lines while at the same time, continuing to explore new business opportunities, including additional licenses or strategic acquisitions that we believe will complement our existing businesses. While we believe our current brand portfolio is among the strongest in the industry, we are constantly striving to bring our customers new and compelling merchandise ideas, a key strength for Swank and the source of our growth over the past few years.”

Net sales for the quarter and year ending December 31, 2007 increased 15.6% and 8.0%, respectively, compared to the corresponding periods last year. The increase during both periods was due mainly to the launch of the Company’s new Tumi collection of personal leather goods and belts, higher shipments to certain international accounts, and increases in a number of domestic merchandise programs. Net sales of personal leather goods and accessories merchandise increased 46.2% during the quarter and 29.5% during the year due to shipments of the Company’s Tumi merchandise as well as shipments of branded merchandise to several export accounts, including international affiliates of certain of the Company’s licensors. Belt net sales increased 6.3% and 7.0% for the quarter and year respectively, due to expansions of existing private-label merchandise programs to certain retailers, including Kohl’s and Macy’s, Inc., the launch of the Company’s new Concepts by Claiborne program for a major chain-store customer, and initial shipments of the Tumi belt collection. Jewelry net sales declined 7.2% during the quarter and 15.1% for the year due mainly to a shift in fashion trends. The Company also launched or expanded a variety of merchandise programs during the fall 2006 season that resulted in incremental shipments during that period that did not recur in 2007.

Net sales for the years ending December 31, 2007 and December 31, 2006 include annual adjustments that the Company records each year during the second quarter to reflect the difference between actual returns received during the spring season and the estimate used to establish the reserve for customer returns at the end of the preceding year. During 2007 and 2006, the Company recorded favorable adjustments to net sales of $637,000 and $1,248,000, respectively, due in both cases to better than anticipated returns experience during the spring selling season relative to the reserve established at December 31 of the preceding year. During both 2007 and 2006, the favorable returns adjustment was offset in part by an increase in markdown and cooperative advertising expenses reflecting an overall increase in gross shipments volume. Actual customer returns in 2007 increased by 16.3% over the prior year due mainly to anticipated returns during the spring season associated with gift accessories shipped during the fourth quarter of 2006.

Gross profit for the quarter and year ended December 31, 2007 increased by $1,952,000 or 14.3% and $1,426,000 or 3.4%, respectively, both as compared to the same periods in 2006. Gross profit as a percentage of net sales during the fourth quarter decreased to 36.2% from 36.6% last year, and for the year, declined to 33.3% from 34.8%. The increase in gross profit dollars during both the quarter and year was due principally to higher net sales. The decrease in gross profit expressed as a percentage of net sales resulted from an increase in product costs due mainly to higher freight and packaging expense as well as a less favorable sales mix reflecting a reduction in net sales of the Company’s higher-margin jewelry merchandise. Inventory-control costs, including markdowns on discontinued, excess, and returned inventory also increased during both the quarter and 12-month period compared to the previous year. The increase in inventory-control costs was mainly due to generally higher inventories during the year in response to the increase in net sales. The Company has recently taken steps, which include strengthening its professional sourcing and production staff, to reduce inventory investment in anticipation of a more difficult retail environment during at least the first half of 2008.

Selling and administrative expenses increased $1,729,000 or 22.8% for the quarter and $2,688,000 or 9.0% for year ending December 31, 2007 both as compared to the corresponding periods last year. As a percentage of net sales, selling and administrative expenses were 21.6% and 20.3% for the quarters ending December 31, 2007 and 2006, respectively and 25.4% and 25.2% for the 12-months ending December 31, 2007 and 2006, respectively. The increase in selling and administrative expense dollars was primarily due to higher product development and merchandising expenses including those associated with supporting the Company’s new Tumi brand, costs associated with the strengthening of the Company’s sourcing and production organization, and higher variable sales-related expenses, including advertising and promotional expenditures associated with certain of the Company’s license agreements. Warehouse and distribution costs also increased during both the quarter and year due to the increase in shipping activity. Administrative expenses during the quarter and year were higher than the corresponding periods last year principally due to increases in accruals associated with environmental remediation matters to which the Company is a party, certain fringe benefit, and professional fee expenses. The increase in selling and administrative expenses as a percentage of net sales during both the quarter and year to date periods is due mainly increases in certain costs that do not necessarily vary directly with sales, including environmental accruals and sourcing and production costs.

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Chaps”, “Donald Trump”, “Tumi”, “Ted Baker”, “Pierre Cardin”, “Steve Harvey”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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